UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. __ )

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KITE REALTY GROUP TRUST

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April 9, 2012

Dear Fellow Shareholder:

I am pleased to invite you to the 2012 Annual Meeting of Shareholders of Kite Realty Group Trust which will be held on Wednesday, May 9, 2012, at 9:00 a.m., local time, at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana  46204.  At the meeting, shareholders will vote on the business items listed in the notice of the meeting on the following page.  In addition to the formal business that will be transacted, management will report on the progress of our business and respond to comments and questions of general interest to our shareholders.  I encourage you to attend the meeting as I believe it will be informative and interesting.

I sincerely hope that you will be able to attend and participate in the meeting.  Whether or not you plan to come to the meeting, it is important that your shares be represented and voted.  A form of proxy card and a copy of our annual report to shareholders are enclosed with this notice of annual meeting and proxy statement.

I look forward to seeing you at the annual meeting.

Sincerely,

John A. Kite
Chairman of the Board and Chief Executive Officer

KITE REALTY GROUP TRUST
30 S. Meridian Street
Suite 1100
Indianapolis, Indiana 46204

___________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 9, 2012

___________________

Dear Shareholder:

You are cordially invited to attend our 2012 annual meeting of shareholders to be held on Wednesday, May 9, 2012, at 9:00 a.m., local time, at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204 for the following purposes:

1.	To elect seven trustees to serve one-year terms expiring in 2013;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To approve, on an advisory basis, the compensation of our executive officers; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on March 19, 2012 will be entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting.

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.  IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU SO DESIRE.

By Order of the Board of Trustees,

THOMAS R. OLINGER
Secretary
Indianapolis, Indiana
April 9, 2012

TABLE OF CONTENTS

ABOUT THE MEETING	1
PROPOSAL 1: ELECTION OF TRUSTEES	3
EXECUTIVE OFFICERS	7
INFORMATION REGARDING CORPORATE GOVERNANCE AND BOARD AND COMMITTEE MEETINGS	7
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTEREDPUBLIC ACCOUNTING FIRM	12
COMPENSATION DISCUSSION AND ANALYSIS	14
COMPENSATION COMMITTEE REPORT	19
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	19
COMPENSATION OF EXECUTIVE OFFICERS AND TRUSTEES	20
EQUITY COMPENSATION PLAN INFORMATION	28
PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION	28
REPORT OF THE AUDIT COMMITTEE	29
PRINCIPAL SHAREHOLDERS	30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	32
OTHER MATTERS	32

KITE REALTY GROUP TRUST
30 S. Meridian Street
Suite 1100
Indianapolis, Indiana 46204

_____________________

PROXY STATEMENT

_____________________

ABOUT THE MEETING

Why am I receiving this proxy statement?

This proxy statement contains information related to the solicitation of proxies for use at our 2012 annual meeting of shareholders, to be held at 9:00 a.m., local time, on Wednesday, May 9, 2012 at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana  46204, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. This solicitation is made by Kite Realty Group Trust on behalf of our Board of Trustees (“the Board”). “We,” “our,” “us,” and the “Company” refer to Kite Realty Group Trust. This proxy statement, the enclosed proxy card and our 2011 annual report to shareholders are first being mailed to shareholders beginning on or about April 9, 2012.

Who is entitled to vote at the annual meeting?

Only holders of record of our common shares at the close of business on March 19, 2012, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the meeting. Our common shares constitute the only class of securities entitled to vote at the meeting.

What are the voting rights of shareholders?

Each common share outstanding on the record date entitles its holder to cast one vote on each matter to be voted on.

Who can attend the annual meeting?

All holders of our common shares at the close of business on March 19, 2012, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting.  Admission to the meeting will be on a first-come, first-served basis. If you attend the meeting, you may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your stock ownership as of March 19, 2012.

What will constitute a quorum at the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on March 19, 2012 will constitute a quorum, permitting the shareholders to conduct business at the meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares.

As of the March 19, 2012 record date, there were 63,867,703 common shares outstanding.

How do I vote?

In order to vote, you or your duly authorized agent should complete, sign and return the accompanying proxy card.  You may also attend the meeting and vote in person.

How do I vote my shares that are held in a brokerage account?

If your shares are held by a bank or broker, you should follow the instructions provided to you by the bank or broker. Although most banks and brokers now offer voting by mail, telephone and on the Internet, availability and specific procedures will depend on their voting arrangements.

How are proxy card votes counted?

If the accompanying proxy card is properly completed, signed and returned to us, and not subsequently revoked, it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote “FOR” the election of all nominees for our Board of Trustees named in this proxy statement; “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; “FOR” the advisory vote on executive compensation; and as recommended by our Board of Trustees with regard to any other matters that may properly come before the meeting, or, if no such recommendation is given, in their own discretion.

May I revoke my vote after I return my proxy card?

Yes. You may revoke a previously granted proxy at any time before it is exercised by (i) filing with our Secretary a notice of revocation or a duly executed proxy bearing a later date or (ii) attending the meeting and voting in person.

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies. In addition to soliciting proxies by mail, our officers, trustees and other employees may, without additional compensation, solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons for their out-of-pocket expenses.

      You should rely only on the information provided in this proxy statement.  We have not authorized anyone to provide you with different or additional information.  You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

PROPOSAL 1: ELECTION OF TRUSTEES

Our Board of Trustees is currently comprised of seven trustees, each with terms expiring at the 2012 annual meeting. The nominees, all of whom are currently serving as trustees of the Company, have been recommended by our Board of Trustees for re-election to serve as trustees for one-year terms until the 2013 annual meeting of shareholders and until their successors are duly elected and qualified. Based on its review of the relationships between the trustee nominees and the Company, the Board of Trustees has affirmatively determined that the following trustees are “independent” trustees under the rules of the New York Stock Exchange, or NYSE: William E. Bindley, Dr. Richard A. Cosier, Eugene Golub, Gerald L. Moss, Michael L. Smith, and Darell E. Zink, Jr.

The Board of Trustees knows of no reason why any nominee would be unable to serve as a trustee. If any nominee is unavailable for election or service, the Board of Trustees may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board of Trustees.  Under these circumstances, the Board of Trustees may also, as permitted by our bylaws, decrease the size of our Board of Trustees.

Nominees for Election for a One-Year Term Expiring at the 2013 Annual Meeting

The following table sets forth the name and age of each nominee for trustee, indicating all positions and offices with us currently held by the trustee.

Name	Age	Title
John A. Kite	46	Chairman, Chief Executive Officer and Trustee
William E. Bindley	71	Trustee
Dr. Richard A. Cosier	64	Trustee
Eugene Golub	81	Trustee
Gerald L. Moss	76	Trustee
Michael L. Smith	63	Trustee
Darell E. Zink, Jr.	65	Trustee

Set forth below are descriptions of the backgrounds and principal occupations of each of our trustees, and the period during which he has served as a trustee.

John A. Kite. Mr. Kite has served as Chairman of the Board since December 2008, when former chairman Alvin E. Kite, Jr. retired.  Mr. Kite has served as a trustee since our formation in March 2004 and as our Chief Executive Officer since our initial public offering in August 2004. He also served as our President from our initial public offering until December 2008. Prior to our initial public offering, he had served as President and Chief Executive Officer of our predecessor companies and other affiliated companies, (the “Kite Companies”) since 1997. Mr. Kite is responsible for the Company’s strategic planning, operations, acquisitions and capital markets activities. Mr. Kite began his career in 1987 at Harris Trust and Savings Bank in Chicago and he holds a B.A. in Economics from DePauw University.

Mr. Kite’s long tenure as a leader of our company and the Kite Companies provides us with stability and continuity.  In particular, Mr. Kite has valuable long-standing knowledge of our assets, operations, markets and employees. Mr. Kite continues to provide our board of trustees and management team with invaluable experience in managing and operating our real estate company.

William E. Bindley. Mr. Bindley has served as a trustee since our initial public offering in August 2004 and is currently our lead independent trustee. He has been Chairman of Bindley Capital Partners, LLC, a private equity investment firm headquartered in Indianapolis, Indiana, since 2001. From 1992 to October 2005, he was Chairman and the founder of Priority Healthcare Corporation, a NASDAQ-listed national provider of bio-pharmaceuticals and complex therapies for chronic disease states headquartered in Lake Mary, Florida. Mr. Bindley also served as Chief Executive Officer of Priority Healthcare from July 1994 to May 1997 and President from May 1996 to July 1996. Mr. Bindley was the Chairman, President, Chief Executive Officer and founder of Bindley Western Industries, Inc., a national pharmaceutical distributor and nuclear pharmacy operator that was a New York Stock Exchange Fortune 200 company at the time of its merger into Cardinal Health, Inc. in February 2001. He serves on the board of Shoe Carnival, Inc., a NASDAQ-listed company. He previously served on the boards of Cardinal Health, Inc., Key Bank, NA (Cleveland, Ohio), Bindley Western Industries and Priority Healthcare Corporation. He received both a B.S. degree in Industrial Economics and a Doctor of Management (H.C.) from Purdue University. He also completed the Wholesale Management Program at the Graduate School of Business at Stanford University. He is the past Vice Chairman of the United States Ski and Snowboard Association and serves on the President’s Advisory Council at Purdue University.

Mr. Bindley, through his extensive experience in leading health-care focused companies, brings our board valuable insight into the operations of businesses outside of the real estate sector.  Further, Mr. Bindley brings to our board extensive public company leadership experience and, therefore, he is particularly well-equipped to address matters such as public company governance and compensation matters.  In addition, his leadership of Bindley Capital Partners, LLC provides our board insight into the investment community and experience with financial matters.

Dr. Richard A. Cosier. Dr. Cosier has served as a trustee since our initial public offering in August 2004. He served as Dean and Leeds Professor of Management at the Krannert School of Management, Purdue University from 1999 until 2010.  Currently, he is Dean Emeritus and Leeds Professor of Management and the Avrum and Joyce Gray Director of the Burton D. Morgan Center for Entrepreneurship at Purdue University. He formerly served as Dean and Fred E. Brown Chair of Business Administration at the University of Oklahoma, and Associate Dean for Academics, Professor of Business Administration and Chairperson of the Department of Management at Indiana University. Dr. Cosier is the recipient of several teaching excellence awards and a Richard D. Irwin Fellowship. He is listed in Who’s Who in America and has served on the boards at First Fidelity Bank, N.A. of Oklahoma City, Century, Inc. of Midwest City, Oklahoma, and Bank One, Lafayette, Indiana. Dr. Cosier also served on the board of directors of the AACSB, the international accreditation agency for business schools and was formerly a board member of Roll Coater, Inc. based in Indianapolis. His extensive community activities include serving on a number of civic boards and projects over the past 20 years.

Dr. Cosier’s extensive board experience with a variety of companies has been instrumental in ensuring that our board of trustees remains balanced and representative of the business community.  Furthermore, Dr. Cosier’s notable experience in academia at Purdue University, the University of Oklahoma and Indiana University has contributed to our board’s strong sense of diversity of viewpoints, both within and outside of the business community.  Dr. Cosier’s community service further provides him insight into the business climate of some of our markets.

Eugene Golub. Mr. Golub has served as a trustee since our initial public offering in August 2004. He is the founder and since 1960 has been Chairman of Golub & Company, a private company which has been involved in real estate transactions totaling over $3 billion.  Under his leadership, Golub companies have owned, developed and operated more than 30 million square feet of properties in the United States and abroad. In 1989, Mr. Golub entered the international marketplace as the first major U.S. real estate company to undertake development projects in Central and Eastern Europe and Russia just prior to their reemergence as market-driven economies. Mr. Golub serves on the board of The Family Institute and is active in numerous Chicago-based charitable organizations. In 1999, he was inducted into the prestigious Chicago Association of Realtors Hall of Fame, and in 2004, he received the first Central & Eastern European Real Estate Lifetime Achievement Award.

Mr. Golub’s significant real estate experience continues to be an invaluable asset to our company and our board of trustees.  In particular, Mr. Golub has first-hand and extensive experience in the development and operation of real estate assets through his stewardship of Golub & Company.  Mr. Golub not only brings critical real estate development expertise to our company, he also has keen insight into many of the communities in which we have traditionally developed and managed community shopping centers and other real estate properties.

Gerald L. Moss. Mr. Moss has served as a trustee since our initial public offering in August 2004. He is Honorary Of Counsel with Bingham Greenebaum Doll, LLP, an Indianapolis, Indiana law firm.  For over 30 years he served as general counsel for the Capital Improvement Board of Managers of Marion County, Indiana (CIB). His duties included providing legal counsel relative to the development of the Indiana Convention Center, RCA Dome and other CIB facilities in Indianapolis, Indiana and the operation of the Convention Center and RCA Dome. Mr. Moss is a Distinguished Fellow of the Indianapolis Bar Association and Indiana State Bar Association. His community and university experience includes service as a Director of the Indianapolis Symphony Orchestra, the Indiana Repertory Theater and the Metropolitan Arts Council and as President and Director of the Washington Township Schools Foundation, the Indiana University Varsity Club and the Indiana University Law School Alumni Association. He also serves as a member of the Law School’s Board of Visitors and is a recipient of the School’s Distinguished Service Award. He has been awarded the prestigious Sagamore of the Wabash by the Governor of Indiana.

Mr. Moss provides our board of trustees with over 30 years of experience in the areas of corporate and real estate law that has been instrumental in maintaining the effectiveness of our board since our initial public offering. Due to Mr. Moss’s vast legal experience, our board not only is more balanced but also benefits from the fact that his legal expertise in corporate and real estate law is directly applicable to our operations as a publicly traded company. Mr. Moss’s legal and community service experience also strengthens our standing in the community.

Michael L. Smith. Mr. Smith has served as a trustee since our initial public offering in August 2004. He retired in 2005 from his positions as Executive Vice President and Chief Financial Officer of WellPoint, Inc., formerly Anthem, Inc., a health insurance company, positions he had held since 1999. Previously, he served as Senior Vice President of Anthem, Inc. and Chief Financial Officer of Anthem Blue Cross and Blue Shield’s operations in the Midwest and Connecticut. Mr. Smith currently serves on the boards of directors of the following publicly traded companies: hhGregg, Inc., Vectren Corporation and Brightpoint, Inc.  Mr. Smith also serves as a director of several privately held companies and not-for-profit organizations including LDI Ltd, LLC, Carestream Health, Inc., Lockton, Inc., and Hulman & Company.  He is also a member of the Indiana Commission on Higher Education.  Mr. Smith is a member of the board of trustees of DePauw University and Lumina Foundation for Education.  He also served as a Director of First Indiana Corporation, Somerset Group, Inc., Intermune, Inc., and Calumet Specialty Products Partners, LP.

Mr. Smith’s depth of experience in numerous public and private companies has been an asset to our board of trustees since our initial public offering.  In particular, Mr. Smith brings to our board expertise in financial matters through his experience serving as chief financial officer of publicly traded companies. This financial experience not only is critical to public companies to help navigate through difficult market conditions, but also serves to balance the overall skill set of our board members.

Darell E. Zink, Jr. Mr. Zink has served as a trustee since November 2008. Mr. Zink is Chairman and Chief Executive Officer of Strategic Capital Partners, LLC, a privately-held real estate investment management firm.  Prior to founding this company, he spent 26 years with Duke Realty Corporation, a $7 billion real estate investment trust (DRE:NYSE) specializing in industrial, office and medical properties.  During his tenure with Duke Realty, Mr. Zink served in various positions, most recently as its Chief Financial Officer, Executive Vice President and Vice Chairman.  He retired from Duke Realty in 2004. Mr. Zink joined Duke Realty after practicing law with Bose McKinney & Evans, where he was a partner in the firm specializing in real estate law.  Prior to practicing law he was a Captain in the United States Air Force. Mr. Zink received a Bachelor of Arts degree from Vanderbilt University in 1968; a Masters of Business Administration degree from the University of Hawaii in 1973 and a Doctor of Jurisprudence degree from Indiana University in 1976. In addition to being Chairman and Chief Executive Officer of Strategic Capital Partners, LLC, Mr. Zink is also a director and member of the Compensation and Real Estate Committees of hhGregg, Inc. He is past Chairman and current Director of the Executive Committee of the Greater Indianapolis Chamber of Commerce, past chairman and current member of the Board of Directors for the Challenge Foundation Academy, member of the Board of Directors and Vice Chairman of Goodwill Industries, on the Advisory Council for La Plaza and Past President of the Park Tudor School Board of Trust, the Park Tudor Foundation, the CICOA Foundation and the Pleasant Run Foundation. He also served as a Director at People’s Bank, VEI, Duke Realty Corporation and Windrose Medical Properties Trust.

Mr. Zink’s respected real estate and leadership experience provides our board of trustees with a strong level of expertise and vision in the real estate community.  Mr. Zink’s career as a real estate investment executive and a lawyer, as well as his service in the United States Air Force, enriches our corporate diversity and industry expertise.  Particularly, Mr. Zink’s experience with other publicly traded REITs such as Duke Realty and Windrose Medical Properties, as well as his finance background, provides a unique operational and financial accounting perspective to our board.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

Board Leadership Structure

Mr. John A. Kite has served as Chairman of the Board since December 2008, when former chairman Mr. Alvin E. Kite, Jr. retired, and as our Chief Executive Officer and member of the board since our initial public offering in 2004. Mr. Kite also served as our President from our initial public offering to December 2008 and was president and chief executive officer of the Kite Companies from 1997 to our initial public offering.

Periodically, the Corporate Governance and Nominating Committee gives consideration to whether the combined role of the chairman and chief executive officer continues to be appropriate for our Company.  The Corporate Governance and Nominating Committee, with the consensus of the other independent trustees, has concluded that Mr. Kite’s extended tenure with our Company provides a stable leadership that is beneficial to us and our shareholders. In particular, the board recognizes that, given Mr. Kite’s familiarity with our real estate properties and day-to-day operations and his long-standing experience with our Company, it is valuable to have him lead our board discussions.  Further, the board believes that our lead independent trustee is effective in mitigating any potential conflict of interest that might arise from the combined chairman/chief executive officer position.  In particular, the board recognizes that the lead independent trustee is actively engaged in setting board agendas, meets regularly with our chief executive officer to stay apprised of the important aspects of our business and presides over executive sessions of the non-management trustees at least once each quarter.

Board’s Role in Risk Oversight

One of our board’s important roles is to oversee various risks that we may face from time to time.  While the full board has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee’s expertise or charter.  For example, the audit committee oversees the preparation and filing of our financial statements, compliance with legal and regulatory requirements and the performance of our internal audit function. The board believes that the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to more effectively monitor these risks.

An important feature of the board’s risk oversight function is to receive periodic updates from its committees and members of management, as appropriate.  For example, each year our internal auditor, in coordination with our executive management, develops an audit plan designed to address key financial reporting and internal control risks.  This plan is subsequently reviewed and approved by the audit committee, and the internal auditor reports audit results to the committee on a quarterly basis and meets regularly in an executive session with the committee.  In addition, the chief compliance officer provides quarterly updates to the audit committee regarding material litigation and legal compliance matters.  The audit committee (as well as the other committees of the board) regularly updates the full board as to matters discussed in its committee meetings and seeks input from the full board as necessary and appropriate.  In addition to getting direct information from its committees, the board receives updates directly from members of management.  In particular, due to his executive management position, Mr. Kite frequently communicates with other members of our management and periodically updates the board on the important aspects of the Company’s day-to-day operations. The board also receives regular updates from a member of senior management regarding legal and regulatory developments and policies and mitigation plans intended to address the related risks.  Mr. Kite meets individually with each of the trustees on at least an annual basis and several times a year with the lead independent trustee.  During 2011, the lead independent trustee met separately with our chief executive officer four times and each of our other board members met separately with our chief executive officer on at least one occasion.  Other members of management also have direct access to the chairperson of each board committee and our lead independent trustee.

Trustee Candidate Review
Our board has adopted policies and procedures regarding review of candidates for the board.  Through its annual evaluation, the corporate governance and nominating committee is responsible for evaluation of the size of the board and reviewing the need for new or additional trustees for the board.  If it is determined that there is a need for a new trustee, the candidates will be considered by the governance committee based on their qualifications, specific qualities and skills, based on criteria set forth in the corporate governance guidelines.  The corporate governance guidelines provide that trustees must possess the highest degree of personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders.  Trustees should have an inquisitive and objective perspective, practical wisdom and mature judgment.  Neither the corporate governance and nominating committee nor the board has adopted a formal policy with respect to diversity of its trustees.  However, in connection with its overall trustee candidate review, the corporate governance and nominating committee does consider issues of diversity of experience and areas of expertise.  Trustees must be willing and able to devote sufficient time to effectively carrying out their duties.  The corporate governance and nominating committee takes into account the other demands on the time of a candidate including, for example, occupation and memberships on other boards.

Vote Required and Recommendation

The affirmative vote of a plurality of all the votes cast at the annual meeting is necessary for the election of a trustee. Therefore, the seven individuals with the highest number of affirmative votes will be elected to the seven trusteeships. For purposes of the election of trustees, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote. There is no cumulative voting with respect to the election of trustees.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers. Executive officers are elected by, and serve at the discretion of, our Board of Trustees.

Name	Age	Title
John A. Kite	46	Chairman of the Board of Trustees and Chief Executive Officer
Thomas K. McGowan	47	President and Chief Operating Officer
Daniel R. Sink	44	Executive Vice President and Chief Financial Officer

Set forth below are descriptions of the backgrounds of each of our executive officers, other than John A. Kite, whose background and positions are described above.

Thomas K. McGowan has served as President since 2008.  Previously, he had been our Senior Executive Vice President since 2007 and Executive Vice President and Chief Operating Officer since our initial public offering in August 2004. Prior to our initial public offering, he had been Executive Vice President and one of the partners of the Kite Companies since 1995. Mr. McGowan is primarily responsible for new project development, land acquisition, leasing, real estate property management and general operational and organizational functions of the development and construction departments. Before joining the Kite Companies, Mr. McGowan worked for eight years for real estate developer Mansur Development Corporation.

Daniel R. Sink has served as Executive Vice President and Chief Financial Officer since 2007.  Previously, he had been Senior Vice President and Chief Financial Officer since our initial public offering in August 2004. Prior to our initial public offering, Mr. Sink had been the Chief Financial Officer of the Kite Companies since 1999. His responsibilities include oversight of the real estate finance area, corporate accounting, corporate tax planning, financial budgeting and administration. From 1989 through 1999, Mr. Sink was a senior manager of Olive, LLP (a predecessor of BKD, LLP), acting as a tax specialist in charge of the tax consulting for the central Indiana real estate/construction group. Mr. Sink is a Certified Public Accountant.

INFORMATION REGARDING CORPORATE GOVERNANCE AND
BOARD AND COMMITTEE MEETINGS

Committee Charters and Corporate Governance Documents

Our Board of Trustees maintains charters for all Board committees and has adopted a written set of corporate governance guidelines, a code of business conduct and ethics and a code of ethics for our principal executive officers and senior financial officers. Our committee charters, corporate governance guidelines, code of business conduct and ethics and code of ethics, are available on our website at www.kiterealty.com. Each of these documents is also available in print to any shareholder who sends a written request to such effect to Investor Relations, Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204.

Independence of Trustees

NYSE listing standards require NYSE-listed companies to have a majority of independent board members and a nominating/corporate governance committee, compensation committee and audit committee, each comprised solely of independent trustees. Under the NYSE listing standards, no trustee of a company qualifies as “independent” unless the board of trustees of the company affirmatively determines that the trustee has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with such company). In addition, the NYSE listing standards contain the following further restrictions upon a listed company’s trustee independence:
•	a trustee who is an employee, or whose immediate family member is an executive officer, of the listed company is not independent until three years after the end of such employment relationship;

•
a trustee who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent;

•
a trustee who is, or whose immediate family member is, a current partner of a firm that is the company’s internal or external auditor is not independent; a trustee who is a current employee of such a firm is not independent; a trustee who has an immediate family member who is a current employee of such a firm and who personally works on the listed company’s audit is not independent; and a trustee who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time is not independent;

•
a trustee who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the listed company’s present executive officers at the same time serve or served on the other company’s compensation committee is not independent until three years after the end of such service or the employment relationship; and

•
a trustee who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent.

Our Board of Trustees has evaluated the status of each trustee and has affirmatively determined after considering all facts and circumstances that each of William E. Bindley, Dr. Richard A. Cosier, Eugene Golub, Gerald L. Moss, Michael L. Smith, and Darell E. Zink, Jr. is “independent,” as such term is defined in the NYSE’s listing standards.  John A. Kite is not independent as he is an employee of the Company.  In making its independence determinations with respect to each trustee, the Board of Trustees considered, among other things, relationships between the Company and its trustees and their immediate family members, as well as relationships among trustees and their immediate family members.  The Board also considered an arrangement by which KMI Management, LLC (“KMI”), a company in which John A. Kite and Thomas K. McGowan own direct or indirect interests, makes available to each trustee the use of an airplane owned by KMI on the same terms and conditions by which KMI makes the airplane available to our company for business-related travel and to third parties.  See “Certain Relationship and Related Party Transactions – Contracts with KMI Management” for a description of the arrangement between our company and KMI.  During 2011, one trustee leased the use of the airplane for a de minimis number of flight hours at a rate per hour equal to that which is charged to the Company and other third parties.  In determining that this trustee is independent, the Board considered, among other things, the amount of the lease payments made; that the opportunity to use the airplane was made available to each member of the Board on the same terms and conditions, and no trustee was required to use the airplane; that neither Mr. Kite nor Mr. McGowan has any direct interest in the lease payments, other than with respect to their ownership of KMI; and the Board’s belief that the amounts paid by the trustees to KMI reflect terms that would be expected in an arm’s length transaction for use of a comparable airplane.

Lead Trustee

Our Board of Trustees established the position of “lead” independent trustee in connection with our initial public offering in August 2004. The lead trustee is selected on an annual basis by the board from among the independent trustees. William E. Bindley currently serves as our lead independent trustee. The role of the lead trustee, among other things, is to serve as liaison (i) between the Board of Trustees and management, including the Chief Executive Officer, (ii) among independent trustees and (iii) between interested third parties and the Board of Trustees.  See also “Proposal 1: Election of Trustees – Board Leadership Structure.”

Executive Sessions of Non-Management Trustees

Pursuant to our corporate governance guidelines and the NYSE listing standards, in order to promote open discussion among non-management trustees, our Board of Trustees devotes a portion of each regularly scheduled board meeting to executive sessions without management participation. The lead trustee presides at these sessions. In addition, our corporate governance guidelines provide that if the group of non-management trustees includes trustees who are not independent, as defined in the NYSE’s listing standards, at least one such executive session convened per year shall include only independent trustees.

Communications with the Board

Shareholders and other interested parties may communicate with the Board by communicating directly with the presiding lead independent trustee by sending any correspondence they may have in writing to the “Lead Trustee” c/o Chief Financial Officer of Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, who will then directly forward such correspondence to the lead trustee.  The lead trustee will decide what action, if any, should be taken with respect to the communication, including whether such communication should be reported to the Board of Trustees.

Board Meetings

During 2011, the Board of Trustees met five times, including telephonic meetings. Each trustee attended at least 80% of Board and applicable committee meetings on which he served during his period of service. Trustees are expected to attend, in person or by telephone, all Board meetings and meetings of committees on which they serve. In addition, pursuant to our corporate governance guidelines, trustees are expected to attend the Company’s annual meetings of shareholders. Last year, all of our trustees attended the annual meeting of shareholders.

Board Committees

The Board of Trustees has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. All members of the committees described below are “independent” of the Company as that term is defined in the NYSE’s listing standards.

The table below provides membership information for each of the Board committees as of March 19, 2012:

Name	Audit	Compensation	Corporate Governance and Nominating
William E. Bindley		X*	X
Dr. Richard A. Cosier	X		X
Eugene Golub		X
Gerald L. Moss	X		X*
Michael L. Smith	X*	X
Darell E. Zink, Jr.	X	X
_____________________
*	Committee Chairman

Audit Committee

The principal purpose of the Audit Committee is to assist the Board of Trustees in the oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualification, performance and independence of our independent auditors; and

•	the performance of our internal audit function.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors and is also responsible for reviewing with our independent auditors any audit problems or difficulties they encounter in the course of their audit work. The Audit Committee is also charged with the tasks of reviewing our financial statements, any significant financial reporting issues and any major issues as to the adequacy of internal control with management and our independent auditors.

Our Audit Committee’s written charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) all as in effect from time to time. All of the members of the Audit Committee meet the foregoing requirements. The Board of Trustees has determined that each of Michael L. Smith and Darell E. Zink, Jr. is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Our Audit Committee’s charter and the corporate governance rules of the NYSE require that in the event a trustee simultaneously serves on the audit committee of more than three public companies, the Board of Trustees must determine that such simultaneous service would not impair the ability of that member to effectively serve on our Audit Committee and disclose that determination. Michael L. Smith currently serves on the audit committees of four public companies (including our Audit Committee).  The Board of Trustees has determined that serving on a total of four audit committees does not impair Mr. Smith’s ability to effectively serve on our audit committee.

During 2011, the Audit Committee met five times, including telephonic meetings.

Compensation Committee

The principal purposes of the Compensation Committee are to:

•
review and approve our corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine and approve, either as a committee or with the Company’s other independent trustees, as directed by the board, the appropriate level and structure of the Chief Executive Officer’s compensation;

•	determine and approve, either as a committee or together with our other independent trustees, as directed by the board, the compensation of the other executive officers;

•	make recommendations to the Board of Trustees regarding compensation of trustees;

•	provide for inclusion in the Company’s proxy statement a description of the processes and procedures for the consideration and determination of executive and trustee compensation;

•	recommend, implement and administer our incentive and equity-based compensation plans;

•	oversee and assist the Company in preparing the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement and/or annual report on Form 10-K; and
•	prepare and submit a Compensation Committee Report for inclusion in the Company’s proxy statement and/or annual report on Form 10-K.

The compensation for our named executive officers is comprised of three principal components: base salary, annual incentive compensation and share-based incentive awards.  Total compensation also includes health, disability and life insurance and 401(k) matching contributions.  At its first regularly scheduled meeting each year, the Compensation Committee evaluates the components of each executive officer’s total compensation.  Typically, the Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to the executive officers who report to him.  Such executive officers are not present at the time of these deliberations.  The Compensation Committee may accept or reject such recommendations and also makes the sole determination of the compensation for the Chief Executive Officer.  The Compensation Committee may utilize the services of a compensation consultant from time to time.

During 2011, the Compensation Committee met three times, including telephonic meetings.

Corporate Governance and Nominating Committee

The principal purposes of the Corporate Governance and Nominating Committee are to:

•	identify individuals that are qualified to serve as trustees;

•
recommend such individuals to the Board of Trustees, either to fill vacancies that occur on the Board of Trustees from time to time or in connection with the selection of trustee nominees for each annual meeting of shareholders;

•	periodically assess the size of the Board of Trustees to ensure it can effectively carry out its obligations;

•	develop, recommend, implement and monitor our corporate governance guidelines and our codes of business conduct and ethics;

•	oversee the evaluation of the Board of Trustees and its committees and management;

•	ensure that we are in compliance with all NYSE corporate governance listing requirements; and

•	review and evaluate potential related party transactions in accordance with policies and procedures adopted by the Company from time to time.

The Board of Trustees has adopted a policy to be used for considering potential trustee candidates to further the Corporate Governance and Nominating Committee’s goal of ensuring that our Board of Trustees consists of a diversified group of qualified individuals that function effectively as a group. The policy provides that qualifications and credentials for consideration as a trustee nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Trustees. However, at a minimum, candidates for trustee must possess:

(1)	a high degree of integrity;

(2)	an ability to exercise sound judgment;

(3)	an ability to make independent analytical inquiries;

(4)	a willingness and ability to devote adequate time and resources to diligently perform Board duties; and

(5)	a reputation, both personal and professional, consistent with the image and reputation of the Company.

In addition to the aforementioned minimum qualifications, the Corporate Governance and Nominating Committee also believes that there are other qualities and skills that, while not a prerequisite for nomination, should be taken into account when considering whether to recommend a particular person. These factors include:

(1)	whether the person possesses specific expertise in the real estate industry and familiarity with general issues affecting the Company’s business;

(2)	whether the person’s nomination and election would enable the Board of Trustees to have a member that qualifies as an “audit committee financial expert” as such term is defined by the SEC;

(3)	whether the person would qualify as an “independent” trustee under the NYSE’s listing standards and our corporate governance guidelines;

(4)	the importance of continuity of the existing composition of the Board of Trustees; and

(5)	the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

The Corporate Governance and Nominating Committee will seek to identify trustee candidates based on input provided by a number of sources, including (a) Corporate Governance and Nominating Committee members, (b) other members of the Board of Trustees and (c) shareholders of the Company. The Corporate Governance and Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified trustee candidates; however, we do not currently employ a search firm, or pay a fee to any other third party, to locate qualified trustee candidates.

As part of the identification process, the Corporate Governance and Nominating Committee will evaluate the skills, expertise and diversity possessed by the current Board of Trustees, and whether there are additional skills, expertise or diversity that should be added to complement the composition of the existing Board of Trustees. The Corporate Governance and Nominating Committee may consult with other members of the Board of Trustees in connection with the identification process. The Corporate Governance and Nominating Committee also will take into account the number of trustees expected to be elected at the next annual meeting, and whether existing trustees have indicated a willingness to continue to serve as trustees if re-nominated. Once trustee candidates have been identified, the Corporate Governance and Nominating Committee will then evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Corporate Governance and Nominating Committee deems necessary or appropriate. Existing trustees who are being considered for re-nomination will be re-evaluated as part of the Corporate Governance and Nominating Committee’s process of recommending trustee candidates. All candidates submitted by shareholders will be evaluated in the same manner as all other trustee candidates, provided that the procedures set forth in our bylaws have been followed.

After completing the identification and evaluation process described above, the Corporate Governance and Nominating Committee will recommend to the Board of Trustees the nomination of a number of candidates equal to the number of trustee vacancies that will exist at the annual meeting of shareholders. The Board of Trustees will then select the Board’s trustee nominees for shareholders to consider and vote upon at the shareholders’ meeting.

For nominations for election to the Board of Trustees by a shareholder, the shareholder must comply with the advance notice provisions and other requirements of Article II, Section 13 of our bylaws. These notice provisions require that the shareholder must have given timely notice thereof in writing to our Secretary. To be timely, a shareholder’s notice must be delivered to our Secretary at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. In the event that the date of the mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting, notice by the shareholder to be timely must be delivered not less than 90 days nor more than 120 days prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of the notice for such meeting is first made by us. The shareholder’s notice must set forth:

(1)
as to each person that the shareholder proposes to nominate for election or reelection as a trustee (a) the name, age, business address and residence address of such person, (b) the class and number of shares of beneficial interest of Kite Realty Group Trust that are beneficially owned or owned of record by such person and (c) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required pursuant to Regulation 14A (or any successor provision) under the Exchange Act; and

(2)
as to the shareholder giving the notice and each beneficial owner, if any, on whose behalf the nomination is made, (a) the name and address of such shareholder, as they appear on our share ledger and current name and address, if different, of such beneficial owner, and (b) the class and number of shares of each class of beneficial interest of Kite Realty Group Trust which are owned beneficially and of record by such shareholder and owned beneficially by such beneficial owner.

During 2011, the Corporate Governance and Nominating Committee met three times, including telephonic meetings.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Trustees has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. After careful consideration of the matter and in recognition of the importance of this matter to our shareholders, the Board of Trustees has determined that it is in the best interests of the Company and our shareholders to seek the ratification by our shareholders of our Audit Committee’s selection of our independent registered public accounting firm. A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of all the votes cast at the annual meeting with respect to the matter is necessary for the approval of proposal two. For purposes of approving proposal two, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote. Even if the appointment of Ernst & Young LLP as our independent registered public accounting firm is ratified, our Board of Trustees and the Audit Committee may, in their discretion, change that appointment at any time during the year should they determine such a change would be in our and our shareholders’ best interests. In the event that the appointment of Ernst & Young LLP is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

Relationship with Independent Registered Public Accounting Firm

Fees

Our consolidated financial statements for the year ended December 31, 2011 have been audited by Ernst & Young LLP, which served as our independent registered public accounting firm for that year.

The following summarizes the fees billed by Ernst & Young LLP for services performed for the years ended December 31, 2011 and 2010:

	2011	2010
Audit Fees (1)	$593,000	$570,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$593,000	$570,000

____________________
(1)
Represents fees for the audit of the financial statements, the attestation on the effectiveness of internal control over financial reporting.  Also includes fees totaling $88,500 in 2011 and $80,000 in 2010 associated with our common and preferred share offerings and other registration statements.

All audit services provided by Ernst & Young LLP to us since we became a public company have been pre-approved by the Audit Committee, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Committee.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent registered public accounting firm to provide any permitted non-audit service to the Company. The Audit Committee has delegated authority to its chairman to pre-approve engagements for the performance of audit and non-audit services, for which the estimated cost for such services shall not exceed $150,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our compensation program is designed to attract and retain outstanding executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive relative to the compensation paid to similarly-situated executives at comparable publicly traded REITs.  The program is designed to reward both short- and long-term performance, with the intention of aligning the interests of our senior executives and those of our shareholders.  To that end, we believe that the compensation packages we provide to our named executive officers should include both cash and share-based incentive compensation that rewards performance as measured, in large part, against corporate and individual goals that we believe will enhance shareholder value over the long term.

We believe the overall compensation of our senior executives primarily should reflect their accomplishments as a management team in achieving established key operating objectives.  We also believe that the achievement of these key objectives will ultimately enhance shareholder value as reflected in an increased market price of our shares.  We believe that the compensation of our senior executives should not be based on the short-term performance of our shares, whether favorable or unfavorable.  In this regard, the restricted common shares and common share options historically granted to our senior executives vest over a service period ranging from three to five years.  We believe that the long-term price of our shares will reflect our operating performance, which is indicative of the management of our company by our senior executives.  Our senior executives also are subject to the downside risk of a decrease in the value of their compensation in the event that the price of our common shares declines.

The Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”) of the Board of Trustees has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy as applied to our “named executive officers”.  For more information related to the processes and procedures of the Committee in determining the compensation for our named executive officers, including the role of any executive officer in this process, see “Information Regarding Corporate Governance and Board and Committee Meetings – Board Committees – Compensation Committee,” above.

Results of 2011 Advisory Vote on Executive Compensation

In establishing and recommending compensation for 2011 performance for our named executive officers, the Committee reviewed the results of the vote on the non-binding resolution to approve the compensation of our named executive officers at the 2011 Annual Meeting of Shareholders. At the 2011 Annual Meeting of Shareholders, over 92% of the shares voted were voted in support of the compensation paid to our named executive officers. Based on the results of the 2011 executive compensation vote, the Committee and the Board of Trustees concluded that the compensation paid to our named executive officers and the Company’s overall compensation philosophy enjoy strong shareholder support and do not require revision to address any shareholder concerns.

Additionally, based on the results of the non-binding shareholder advisory vote on the frequency of shareholder votes on executive compensation at the 2011 Annual Meeting of Shareholders, the Committee and the Board of Trustees have determined that shareholder advisory votes on the compensation of named executive officers will take place every year, until and unless our stockholders vote to hold such advisory votes with a different frequency.

Peer Group and Benchmarking

In making compensation decisions, the Committee considers information gleaned from the National Association of Real Estate Investment Trusts (NAREIT) Compensation Survey, with a particular focus on average compensation paid by REITs with a total capitalization of $1 to $2.5 billion (the “NAREIT Group”).  The Committee may from time to time consider a comparison of our company’s compensation programs and performance to certain peer group companies.  This peer group consists of the following ten companies, which were selected by our company in 2007 upon receiving advice from an outside compensation consultant:  Kimco Realty Corporation; Federal Realty Investment Trust; DDR Corporation; Acadia Realty Trust; Regency Centers Corporation; Weingarten Realty Investors; Inland Real Estate Corporation; Cedar Realty Trust, Inc.; Ramco-Gershenson Properties Trust; and Equity One, Inc. (the “Peer Group”).  In addition, when making equity compensation decisions (including the equity awards discussed below under “Grant of Share-Based Incentive Compensation Awards – Equity Awards”), the Committee takes into account the total return on investment of our common shares in comparison to that of the return on an investment in the NAREIT All Equity Index and the Standard & Poor's 500 Stock Index.

Components of Executive Compensation

The following describes the components of compensation that form the basis for the Committee’s compensation decisions for 2011 performance, including the reasons we pay each component and the methodology the Committee used to determine the amounts to pay our named executive officers.

Base Salaries

Base salaries are intended to provide our named executive officers with a fixed and certain amount of compensation for services provided.  The Committee determines the base salary level of our named executive officers by evaluating, among other things, the responsibilities of the position held, the experience of the individual and the average base salaries of similarly situated employees in the NAREIT Group and the Peer Group.  Base salaries for named executive officers typically are established in the first quarter of the year and made effective as of April 1 of that year.

Each of our named executive officers has an employment agreement with us.  Each employment agreement prohibits the executive’s base salary from being reduced by us during the term of the agreement.  Thus, each named executive officer’s prior year’s salary effectively serves as a minimum requirement for the named executive officer’s salary for the ensuing year.  The Committee has complete discretion to determine whether an increase in a named executive officer’s base salary is merited.

The table below sets forth the 2010, 2011 and 2012 base salaries that were paid, or will be paid, to our named executive officers effective April 1 of the indicated year:

Name	Title	2010 Base Salary	2011 Base Salary	2012 Base Salary
John A. Kite	Chairman of the Board and Chief Executive Officer	$459,000	$575,000	$605,000
Thomas K. McGowan	President and Chief Operating Officer	$359,000	$380,000	$400,000
Daniel R. Sink	Executive Vice President and Chief Financial Officer	$309,000	$340,000	$357,000

In February 2012, the Committee increased the named executive officers’ salaries effective April 1, 2012.  This decision was made in recognition of the Company’s performance in 2011.  The Committee also took into account the NAREIT Group, reviewing the average salaries of executives at comparable companies with similar total capitalization.

As a result of this analysis, base salaries of each of the Company’s executive officers were increased approximately 5%.  Future adjustments, if any, to the named executive officers’ salaries will be in the sole discretion of the Committee.

Discretionary Bonuses

In February 2012, the Committee approved discretionary bonuses for our named executive officers with respect to 2011 performance.  The Committee believes that these bonuses, and the prospects of receiving one, serve to motivate and reward our named executive officers.  The amount of each named executive officer’s bonus was made in the sole discretion of the Committee and the amounts paid were based on a number of objective factors, including the overall performance of our company, particularly as it relates to our Funds From Operations (FFO), our company’s ability to manage its level of debt as compared to earnings before interest, taxes, and depreciation and amortization (“EBITDA”), the leasing percentage of our operating properties, the consummation of certain acquisitions and development starts, as well as subjective factors. As discussed below, the bonuses awarded to the named executive officers related to 2011 performance were paid in the form of a combination of cash and restricted common shares.

2011 Bonus Considerations

The Committee determined that, in considering whether to pay discretionary bonuses for 2011 performance, it would particularly focus on (i) our 2011 FFO per share, a widely-accepted supplemental measure of REIT performance established by NAREIT, (ii) the level at which our operating properties were leased during 2011, (iii) our amount of leverage as compared to our EBITDA, and (iv) the successful consummation of certain qualifying acquisitions and/or development projects.  In considering these factors with respect to our named executive officers, the Committee placed the most significance on our annual FFO results, followed by the leverage and leasing guidelines and accretive acquisitions, with qualifying development projects and accretive acquisitions given the least weight.  The Committee believes that placing more importance on FFO is appropriate because the measure is easily calculated and it is consistent with the Committee’s view that Messrs. Kite, McGowan and Sink are principally accountable for our company’s financial performance as a whole.  Further, the Committee viewed the leverage and leasing guidelines and accretive acquisitions, while not as significant as FFO, to be useful guidelines because they are important indicators of our executive management’s ability to (i) control leverage levels (which is currently a core operating strategy of our company), (ii) maintain and/or increase occupancy rates at our operating properties notwithstanding the difficult economic conditions that were faced by many of our retail tenants, and (iii) grow the Company.

In reviewing Company performance, the Committee compared our 2011 FFO per share to a range of $0.40 per weighted average diluted common share to $0.49 per diluted common share and higher. With respect to our leverage as the ratio of debt to EBITDA, the Committee compared our 2011 debt to EBITDA percentage to a range of 7.7x and below to 9.4x.  For our operating property leasing percentage, the Committee compared our 2011 occupancy level to a range of 90.0% to 94.8% and higher.  With respect to acquisitions, the Committee compared our 2011 acquisitions to a range of $10 million to $51 million and higher, and whether they were projected to be accretive to our earnings in the second year after the acquisition.  For development project starts, the Committee compared our 2011 development project starts to a range of $15 million to $95 million and higher.  All of these ranges were initially recommended by our chief executive officer and reviewed by the Committee in February 2011, although no action was taken at that time.  The Committee ultimately applied these ranges as a guideline when making bonus determinations in February 2012 with respect to 2011.

In making its bonus determinations, the Committee considered the Company’s performance in comparison to the ranges as describe above.  For example, if our 2011 FFO per weighted average diluted common share was $0.49 or our 2011 leasing percentage was 94.8%, the Committee might determine to award higher bonuses than if our FFO and/or the leasing percentage was at a lower level (to the extent the Committee determined to award bonuses at all).  For 2011, the FFO per weighted average diluted common share, operating property leasing percentage, development project starts, and operating property acquisitions were all within the ranges described above.  The leverage ratio for 2011 was not within the ranges described above.  The Committee also considered the input of Mr. Kite in making its bonus determinations, principally because it believes that Mr. Kite’s input is valuable given his knowledge of our operations, the day-to-day responsibilities and performance of our named executive officers, the real estate industry generally and the markets in which we operate in particular.  While the Committee considers the guidelines discussed above and Mr. Kite’s input when making bonus determinations, whether, and the extent to which, a named executive officer is awarded a bonus is solely within the discretion of the Committee.

The Committee also considered other factors in making bonus determinations for 2011. In particular, the Committee considered the challenging economic conditions that continued to persist in the United States during 2011, including the challenges faced by many of our retail tenants and other REITs in our peer group. These economic conditions, along with the general complexity of obtaining financing, required the named executive officers to continue to focus heavily on capital activities. The Committee considered that we successfully completed a number of financing and capital raising activities during 2011, including obtaining construction loans to finance development projects and renewing the Company’s unsecured revolving credit facility.  The Committee also considered the strong same-store net operating income growth achieved by our portfolio in 2011, which was significantly above the average of the Peer Group.  The Committee believes that Messrs. Kite, McGowan and Sink, given their managerial responsibility for our financial condition, were instrumental in effecting these positive results.

2011 Discretionary Bonus Determinations

After reviewing and considering the factors described above, the Committee determined to award bonuses to the named executive officers on an individual-by-individual basis. The bonuses, which were denominated in dollars and paid in cash and restricted common shares as described below, were awarded to the named executive officers as follows:  Mr. Kite - $632,500, representing 110% of his base salary; Mr. McGowan - $283,100, representing 75% of his base salary; and Mr. Sink - $228,650, representing 67% of his base salary.  The Committee believes these bonuses, which are higher than those paid with respect to 2010, are appropriate because of the extent to which Messrs. Kite, McGowan and Sink were instrumental to the Company’s successes as described above.

To further align the interests of the named executive officers with the interests of shareholders and to encourage them to take a long-term view of performance, and consistent with the method in which the Committee has approved bonuses in prior years, the Committee determined that, for 2011 performance, 25% of the bonuses for named executive officers would be paid in restricted common shares which vest ratably over three years.  In making this determination, the Committee desired to emphasize the importance of long-term results and the Committee’s intention that the ultimate value that a named executive officer receives should move hand-in-hand with the value of our common shares (thereby causing the named executive officer to have the same upside potential and downside risk as our shareholders). As a result, for this portion of the bonus, Mr. Kite received 29,282 restricted common shares, Mr. McGowan received 13,106 restricted common shares, and Mr. Sink received 10,585 restricted common shares, all shares vesting ratably over three years.

 For the remaining 75% of the bonuses for named executive officers, each officer had the election to receive the bonus in cash or in restricted common shares which vest ratably over three years.  As an added incentive for the named executive officer to elect to receive restricted common shares, the Committee determined that the Company would match an officer’s election with additional restricted common shares by up to 40%, depending on the extent to which he elected to receive restricted common shares (e.g., up to an additional 40% in restricted common shares could be awarded).  These additional restricted common shares, if any (the “Company match award”), that may be granted to a named executive officer would vest ratably over five years.  With respect to this portion of the 2011 performance bonus, Messrs. Kite, McGowan, and Sink elected to receive a portion in cash and a portion in restricted common shares.  As a result, Mr. Kite received a $250,000 cash bonus and 41,550 restricted common shares, Mr. McGowan received a $160,000 cash bonus and 9,689 restricted common shares, and Mr. Sink received a $50,000 cash bonus and 22,497 restricted common shares.  The restricted common shares will vest ratably over three years.  All of the bonus awards made to the named executive officers were in addition to the grants of restricted common shares described above.  In addition through the Company match award incentive, Mr. Kite received an additional 16,620 restricted common shares, Mr McGowan received an 3,875 restricted common shares, and Mr. Sink received an additional 8,999 restricted common shares.  These restricted common shares will vest ratably over five years.

The number of restricted common shares granted as described above was based on the closing price of our common shares on February 16, 2012 of $5.40.

Grant of Share-Based Incentive Compensation Awards

All share-based compensation awards are granted by the Committee.   The grant date of such awards is established when the Committee approves the grant and all key terms have been determined.  In some cases, the Committee may select a future date as the grant date, so that the effective date of the grant is after the release of an earnings announcement or other material news.

Common Share Option and Restricted Common Share Awards

As previously disclosed in the definitive proxy statement relating to our 2011 annual meeting, in early 2011 the Committee approved awards of share options and restricted common shares to our named executive officers in connection with a review of their performance and the Company’s performance against its peers during 2010.  The Committee considered the Company’s FFO per share growth compared to the Peer Group, as well as the total return achieved on Company common shares in 2010 compared to the NAREIT All Equity Index and the S&P 500 Index.  As a result, as described in the footnotes to the “Grants of Plan-Based Awards in 2011” table below, in February 2011 the Committee approved a long-term incentive award to each named executive officer with a value equal to each officer’s 2010 discretionary bonus, as follows:  Mr. Kite - $344,250; Mr. McGowan - $215,400; and Mr. Sink - $148,320.  For these awards, the Committee offered each officer the election to receive the incentive award in common share options (valued under a Black-Scholes valuation model) or in restricted common shares, or a portion of each.

Mr. Kite elected to receive his long-term incentive award in the form of 48,337 restricted common shares and 76,271 common share options.  The number of common share options was determined based on the value of each option as determined by the Black-Scholes valuation model.  The exercise price of each option is $5.26, the closing price of our common shares on the last business day preceding the date of grant. Messrs. McGowan and Sink elected to receive their long-term incentive awards in the form of restricted common shares, with Mr. McGowan receiving 40,951 restricted common shares and Mr. Sink receiving 28,198 restricted common shares.  The restricted common shares and the common share options vest ratably over five years, contingent on continued service by the officer through the applicable vesting period.

 The Committee has not approved any grants of share-based incentive compensation awards thus far in 2012.

Future Incentive Awards

The Committee expects to consider making additional equity incentive awards to executive officers in the future, typically in the first quarter following the end of each calendar year.  In particular, in July 2010 the Committee reviewed a recommendation from the Company’s chief executive officer regarding a potential grant of awards in 2013 that would be based on Company performance over a three-year period ending June 30, 2013.  The Committee did not approve any plan or awards in connection with this review, but currently intends to review Company performance after such three-year period has ended and may, in its sole discretion, decide to make awards at that time.

Change of Control Benefits

Change of control provisions in our named executive officers’ employment agreements allow an executive to terminate his employment agreement with us upon a change in control, triggering a payment and an acceleration of certain rights. For a description of the material terms and conditions of these agreements, see “Potential Payments Upon Termination or Change-in-Control” below. The use of this mechanism reflects our desire that the named executive officers have the opportunity to fully recognize the value of their equity awards at the time of a change in control to the same extent as our shareholders.  We also believe it can be an important retention incentive during what can often be an uncertain time for executives and provide such executives with additional monetary motivation to complete a transaction that our Board believes is in the best interests of our shareholders.

Other Compensation Plans and Personal Benefits

We maintain a defined contribution plan (the “401(k) Plan”).  All of our full-time employees are eligible to participate in the 401(k) Plan and are permitted to contribute up to the maximum percentage allowable without exceeding the limits of Internal Revenue Code.  All amounts deferred by a participant, as well as the contributions we make under the 401(k) Plan, vest immediately in the participant’s account.  We may make “matching contributions” equal to 100% of the participant’s contribution up to 3% of the employee’s salary and 50% of the participant’s contribution over 3% and up to 5% of the participant’s salary, not to exceed an annual maximum of $16,500.  During 2011, we made matching contributions totaling $18,600 to the named executive officers.

We periodically provide certain benefits to our executive officers that we believe are important to attract and retain talented executives.  These benefits in 2011 included payments related to health care and life insurance and 401 (k) matching contributions. These benefits provided to our named executive officers in 2011 are described in the Summary Compensation Table, below.  We do not offer defined benefit pension or supplemental executive retirement plans to any of our employees.

Tax Limits on Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million, paid to the chief executive officer or any of its three other most highly compensated executive officers (excluding the chief financial officer) for any fiscal year, who are referred to as “covered employees” under Section 162(m). Certain “performance-based compensation” is excluded from this $1 million cap. We believe, however, that because of our structure, we do not have “covered employees” whose compensation is subject to the $1 million deduction limit under Section 162(m). Since we qualify as a REIT under the Internal Revenue Code and are generally not subject to Federal income taxes, if compensation were required to (but did not) qualify for deduction under Section 162(m), the payment of compensation that fails to satisfy the requirements of Section 162(m) would not have a material adverse consequence to us, provided we continue to distribute 100% of our taxable income. A larger portion of shareholder distributions may be subject to federal income tax expense as dividend income rather than return of capital, and any such compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although we will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, we nevertheless reserve the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Trustees has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Respectfully submitted,

The Compensation Committee of the Board of Trustees

WILLIAM E. BINDLEY (Chairman)
EUGENE GOLUB
MICHAEL L. SMITH
DARELL E. ZINK, JR.

The Compensation Committee Report does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Trustees are William E. Bindley, Eugene Golub, Michael L. Smith, and Darell E. Zink, Jr., each of whom is an independent trustee. None of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Trustees or the Compensation Committee.  Accordingly, during 2011 there were no interlocks with other companies within the meaning of the SEC’s proxy rules.

COMPENSATION OF EXECUTIVE OFFICERS AND TRUSTEES

The following tables contain certain compensation information for our named executive officers. Our named executive officers for 2011 consist of our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.

Summary Compensation Table

The following table sets forth a summary of all compensation earned, awarded or paid in the fiscal year ended December 31, 2011, 2010 and 2009 to the named executive officers.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	All Other Compensation (5)	Total

John A. Kite, Chairman and Chief Executive Officer	2011	$546,000	$250,000	$472,250	$—	$11,470	$1,279,720
	2010	$459,000	$258,187	$381,643	$122,500	$11,317	$1,232,647
	2009	$456,750	$—	$137,700	$78,000	$16,624	$689,074

Thomas K. McGowan, President and Chief Operating Officer	2011	$374,750	$160,000	$144,030	$—	$17,940	$696,720
	2010	$359,000	$161,550	$295,098	$11,375	$21,117	$848,140
	2009	$356,750	$—	$84,000	$52,000	$22,963	$515,713

Daniel R. Sink, Executive Vice President and Chief Financial Officer	2011	$332,250	$50,000	$227,246	$—	$20,747	$630,243
	2010	$309,000	$75,000	$239,253	$8,125	$21,117	$652,495
	2009	$306,750	$—	$60,000	$35,100	$22,963	$424,813

____________________
(1)	“Salary” column represents total salary earned in fiscal years ended December 31, 2011, 2010 and 2009.

(2)
Represents discretionary cash bonuses related to 2011 and 2010 performance which were determined by the Committee after taking into consideration the Company’s performance.  There was no cash bonus related to 2009 performance.

(3)
The amounts disclosed in the “Stock Awards” column for 2011 reflect the aggregate grant date fair value of the restricted common shares that were granted to our named executive officers in February 2012 that relate to 2011 performance.  As described above under “Compensation Discussion and Analysis – Components of Executive Compensation – Discretionary Bonuses – 2011 Discretionary Bonus Determinations” and “Compensation Discussion and Analysis – Components of Executive Compensation – Grant of Share-Based Incentive Compensation Awards – 2011 Common Share Option and Restricted Common Share Awards,” a significant portion of these shares were granted to the named executive officers in connection with their 2011 performance.
The amounts disclosed in the “Stock Awards” column for 2010 reflect the aggregate grant date fair value of the restricted common shares that were granted to our named executive officers in February 2011 that relate to 2010 performance and certain restricted common shares that were granted to our named executive officers in February 2010 that were not performance related.  Included in 2010 Stock Awards are 48,337 restricted shares, 40,951 restricted shares and 28,198 restricted shares for Messrs. Kite, McGowan and Sink, respectively, granted as long-term incentive awards.
The amounts disclosed in the “Stock Awards” column for 2009 reflect the aggregate grant date fair value of restricted common shares that relate to 2009 performance that were issued to our named executive officers in February 2010.

(4)
The amounts disclosed in the “Option Awards” column for 2010 reflect the aggregate grant date fair value of the common share options that were granted to our named executive officers in February 2011 and February 2010.  The awards granted in February 2011 were granted to the named executive officers in connection with their 2010 performance and are described above under “Compensation Discussion and Analysis – Components of Executive Compensation – Grant of Share-Based Incentive Compensation Awards – 2011 Common Share Option and Restricted Common Share Awards”.  Included in 2010 Option Awards for Mr. Kite are 76,271 shares options granted as a long-term incentive award.  The amounts disclosed in the “Options Awards” column for 2009 reflect the aggregate grant date fair value of the common share options that were granted to our named executive officers in February 2009.

(5)	The amount shown in “All Other Compensation” column reflects for each named executive officer:

	•	an automobile allowance that we incurred for each named executive officer for the first three months of 2009;
	•	the value of premiums paid pursuant to health insurance benefits provided by the Company;
	•	the value of premiums paid pursuant to life insurance benefits provided by the Company; and
	•	matching contributions allocated by the Company pursuant to the 401(k) Plan.

The amount attributable to each such perquisite or personal benefit (as defined by SEC rules) for each named executive officer set forth above does not exceed the greater of $25,000 or 10% of the total amount of perquisites or benefits received by such named executive officer.   The amount attributable to each item that is not a perquisite or personal benefit (as defined by SEC rules) does not exceed $10,000.

Grant of Plan-Based Awards in 2011

The following table sets forth information concerning the grants of plan-based awards made to each named executive officer in the fiscal year ended December 31, 2011.

		All Other Stock Awards: Amount of Shares of Stock or Stock Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Full Grant Date Fair Value of Stock and Option Awards ($)
Name and Principal Position	Grant Date
John A. Kite, Chairman and Chief Executive Officer	2/18/2011		76,271	$5.26	$90,000
	2/18/2011	16,362			$86,063
	2/18/2011	48,337			$254,250

Thomas K. McGowan, President and Chief Operating Officer	2/18/2011	10,238			$53,850
	2/18/2011	40,951			$215,400

Daniel R. Sink, Executive Vice President and Chief Financial Officer	2/18/2011	13,939			$73,320
	2/18/2011	30,954			$162,816

____________________
(1)
In February 2011, the Committee awarded restricted common shares to Messrs. Kite, McGowan and Sink in the following amounts: Mr. Kite, 16,362 restricted common shares; Mr. McGowan, 10,238 restricted common shares; and Mr. Sink, 13,939 restricted common shares.  These restricted common shares will vest ratably over a period of three years contingent on continued service by the officer through the applicable vesting date.  The Committee also awarded restricted common shares to Messrs. Kite, McGowan and Sink in the following amounts: Mr. Kite, 48,337 restricted common shares; Mr. McGowan, 40,951 restricted common shares; and Mr. Sink, 30,954 restricted common shares.  These restricted common shares will vest ratably over a period of five years contingent on continued service by the officer through the applicable vesting date.  The total number of shares awarded was equal to the amount earned by the executive officer divided by the closing price of our common stock on February 18, 2011.  None of the shares awarded are subject to any future performance criteria.

(2)
In February 2011, the Committee approved an award of 76,271 common share options to Mr. Kite. The common share options, which are not subject to any performance criteria, will vest ratably over a period of five years contingent on continued service by the officer through the applicable vesting date. The number of common share options granted was determined at the discretion of the Committee, taking into account, among other things, the value of each option under the Black-Scholes valuation model. The exercise price of each option is $5.26, the closing price of our common shares on the last business day preceding the date of grant.

Additional Information Related to Summary Compensation Table and Grant of Plan Based-Awards Table

Employment Agreements

As described below under “Potential Payments Upon Termination or Change-in-Control”, we have entered into employment agreements with each of our named executive officers. The terms of each of these agreements, which were due to end December 31, 2011, include automatic one-year renewals unless either we or the officer elected not to renew the agreement. Each of these agreements was automatically renewed through December 31, 2012.

Under the agreements, the named executive officers are entitled to receive a minimum base salary, subject in each case to annual increases in the sole discretion of our Board of Trustees or a committee thereof.  The provisions of the employment agreement do not permit the executive’s base salary to be reduced by us during the term of the agreement.  Thus, each named executive officer’s prior year’s salary effectively serves as a minimum requirement for the named executive officer’s salary for the ensuing year.  For a discussion of the named executive officers’ 2011 base salaries, please see “Compensation Discussion and Analysis – Components of Executive Compensation – Base Salaries.”

In addition, in accordance with their respective employment agreement, each named executive officer participates in any group life, hospitalization, disability, health, pension, profit sharing and other benefit plans we have adopted or adopt in the future.  For information related to the additional benefits provided to the named executive officers, please see the “All Other Compensation” column of the “Summary Compensation Table” above.

Discretionary Bonuses and Equity Awards

Each of the named executive officers received discretionary bonuses that were paid in the form of cash and common share-based awards for 2011.  For a discussion of these awards, including their material terms and features, please see “Compensation Discussion and Analysis – Components of Executive Compensation – Grants of Share-Based Incentive Compensation Awards” and the “Summary Compensation Table”, including the footnotes to such tables.  In 2010, the named executive officers received discretionary bonuses paid in the form of cash and common share-based awards and, in 2009, the named executive officers received discretionary bonuses paid in the form of common share-based awards.  See footnotes 2, 3 and 4 to the “Summary Compensation Table” above.  In recent years, we have also made additional grants of restricted common shares and common share options to our named executive officers.   See “Compensation Discussion and Analysis – Components of Executive Compensation – Grants of Share-Based Incentive Compensation Awards,” the “Summary Compensation Table” and the “Grants of Plan Based Awards in 2011 Table,” including the footnotes to such tables.

Outstanding Equity Awards at Fiscal Year-End December 31, 2011

The following table sets forth the outstanding equity awards for each named executive officer as of December 31, 2011.

	Option Awards (1)				Stock Awards (2)
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
John A. Kite, Chairman and Chief Executive Officer	200,000	—	$13.00	8/16/2014
	151,993	50,664	$12.29	3/7/2018
	68,000	52,000	$3.56	2/23/2019
	18,333	31,667	$4.15	2/22/2020
	—	76,271	$5.26	2/18/2021
					103,775	$468,025

Thomas K. McGowan, President and Chief Operating Officer	150,000	—	$13.00	8/16/2014
	102,210	34,070	$12.29	3/7/2018
	45,333	34,667	$3.56	2/23/2019
	6,417	11,083	$4.15	2/22/2020
					73,692	$332,351

Daniel R. Sink, Executive Vice President and Chief Financial Officer	100,000	—	$13.00	8/16/2014
	68,066	22,689	$12.29	3/7/2018
	30,600	23,400	$3.56	2/23/2019
	4,583	7,917	$4.15	2/22/2020
					60,713	$273,816

__________________
(1)	Common share option awards vest over five years and expire ten years from the grant date. 20% of the common share options vest on the one-year anniversary of the grant date and the remaining common share options vest monthly over the subsequent 48 months.

(2)
 Represents restricted common share awards granted priot to January 1, 2012, all of which vest ratably over three to five years beginning on the first anniversary date of the grant and are not subject to any performance criteria.  Following is a table that reflects restricted common share grants that are not fully vested as of December 31, 2011:

	Name	Grant Date	# of Shares Granted	Vesting Period (Years)
	John A. Kite	2/12/08	6,819	5
		2/22/10	33,181	3
		2/22/10	17,785	5
		2/18/11	16,362	3
		2/18/11	48,337	5
	Thomas K. McGowan	2/12/08	4,585	5
		2/22/10	20,241	3
		2/22/10	8,969	5
		2/18/11	10,238	3
		2/18/11	40,951	5
	Daniel R. Sink	2/12/08	3,054	5
		2/22/10	14,458	3
		2/22/10	6,202	5
		2/18/11	13,939	3
		2/18/11	30,954	5

(3)	Based on the closing share price on December 31, 2011 of $4.51.

Stocks Vested in 2011

The following table sets forth the amounts and value of restricted common shares that vested during 2011 for each named executive officer.  None of our named executive officers exercised common share options during 2011.

	Common Share Awards
Name and Principal Position	Number of Common Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
John A. Kite, Chairman and Chief Executive Officer	23,558	$122,243

Thomas K. McGowan, President and Chief Operating Officer	14,553	$75,682

Daniel R. Sink, Executive Vice President and Chief Financial Officer	10,064	$52,285

____________________
(1)	Value realized on vesting was determined using the closing price of the Company’s common shares on the respective date that the restricted common shares vested.

Potential Payments Upon Termination or Change-in-Control

Various Termination Events

The following discussion summarizes the amounts that we may be required to pay our named executive officers in connection with the following termination events: (i) death or disability of the named executive officer; (ii) termination by us without “cause” or by the executive for “good reason” (which such definitions include a “change in control” of the Company); and (iii) the non-renewal of a named executive officer’s employment agreement.  The potential payments to our named executive officers will vary depending on which one of these termination events occurs.

Death or Disability

In the event any named executive officer’s employment agreement is terminated for disability or death, he or the beneficiaries of his estate (as applicable) will receive (i) any accrued and unpaid salary; (ii) any earned but unpaid bonus for the prior year; (iii) a pro rated bonus for the year of termination (equal to the target bonus for that year); and (iv) all unvested equity awards shall immediately vest and become fully exercisable.

Termination by us for "Cause" or by the named executive officer without “Good Reason"

If we terminate any named executive officer’s employment agreement for “cause” or an executive terminates his employment agreement without “good reason,” the executive will only receive (i) any accrued and unpaid salary; (ii) any earned but unpaid bonus for the prior year; and (iii) any unpaid bonus earned as of the date of termination for the year of termination.

Termination by us without "Cause" or by the named executive officer for "Good Reason”

If we terminate any named executive officer without “cause” or an executive terminates his employment for “good reason,” the executive will have the right to receive (i) any accrued and unpaid salary; (ii) any earned but unpaid bonus for the prior year; (iii) a pro rated bonus for the year of termination (equal to the target bonus for that year); (iv) continued medical benefits for one year; (v) a cash payment equal to three times (two times with respect to Mr. Sink) the sum of his annual salary as of the date of the termination event and the average bonus earned for the prior three calendar years (prior two calendar years with respect to Mr. Sink); (vi) all unvested equity awards shall immediately vest and become fully exercisable; and (vii) in the case of a change in control only, a payment in an amount sufficient to make him whole for any excise tax imposed on payments made contingent on a change in control under Section 4999 of the Internal Revenue Code.

Definitions of “Cause”, “Good Reason” and “Change in Control”

Each of the employment agreements generally defines “cause” as an executive’s (i) conviction for a felony; (ii) commission of an act of fraud, theft or dishonesty related to his duties; (iii) willful and continuing failure or habitual neglect to perform his duties; (iv) material violation of confidentiality covenants or non-competition agreement; or (v) willful and continuing breach of the employment agreement.

Each of the employment agreements generally defines “good reason” as (i) a change in control of our Company; (ii) a material reduction in the executive’s authority, duties and responsibilities or the assignment to him of duties inconsistent with his position; (iii) a reduction in the executive’s annual salary that is not in connection with a reduction of compensation applicable to senior management employees; (iv) our failure to obtain a reasonably satisfactory agreement from any successor to our business to assume and perform the employment agreement; (v) our material and willful breach of the employment agreement; or (vi) our requirement that the executive’s work location be moved more than 50 miles from our principal place of business in Indianapolis, Indiana.

Each of the employment agreements defines “change in control” generally as (i) the dissolution or liquidation of our Company; (ii) the merger, consolidation, or reorganization of our Company in which we are not the surviving entity or immediately following which the persons or entities who were owners of voting securities of us immediately prior to the transaction do not own more than 50% of the voting securities of the surviving entity immediately thereafter; (iii) a sale of all or substantially all of our assets; (iv) any transaction that results in any person or entity or “group” (other than persons who are our shareholders or affiliates immediately prior to the transaction) owning 30% or more of the combined voting power of our stock; or (v) individuals who, as of the date of the employment agreement, constitute our incumbent board of trustees cease to constitute at least a majority of our board.

Non-renewal of Employment Agreement

If we elect not to renew any named executive officer’s employment agreement, the executive will receive from us (i) a cash payment equal to one times the sum of his annual salary as of the date of expiration of the employment agreement and (ii) the average bonus earned for the prior three calendar years (prior two calendar years with respect to Mr. Sink).

Quantification of Benefits under the Termination Events

The tables below set forth the amount that we would be required to pay each of the named executive officers under the termination events described above.

John A. Kite:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination (Including Change-in-Control) on 12/31/2011		For Cause or Without Good Reason Termination on 12/31/2011		Death or Disability on 12/31/2011		Non-Renewal of Employment Agreement
Bonus earned in 2011 but not yet paid	$632,500	(1)	$632,500	(1)	$632,500	(1)	$—
Accelerated Vesting of Non-Vested Equity Awards	528,825	(2)	—		528,825	(2)	—
Medical Benefits	11,470		—		—		—
Cash Severance	3,613,107	(3)	—		—		1,020,170
Total	$4,785,902		$632,500		$1,161,325		$1,020,170

(1)	Upon termination for the indicated reasons, the named executive officer would receive earned but unpaid salary and bonus.

(2)
Amount calculated as (i) the number of shares of stock that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2011 Table) multiplied by the closing price of our common shares of $4.51 on December 31, 2011 and (ii) the number of common share options that are unexercisable (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2011 Table) multiplied by the difference between the closing price of our common shares of $4.51 on December 31, 2011 and the common share options’ exercise price .   Certain shares underlying unvested and unexercised common share options that are unexercisable were excluded from the calculation as their exercise price was greater than our closing common share price on December 31, 2011.

(3)
Amount includes any excise tax amount that we would be required to pay the individual upon a change-in-control under Section 4999 of the Internal Revenue Code.  This amount, equal to approximately $1,443,000, would only be payable to the named executive officer upon a change-in-control and not for other “Without Cause” or “For Good Reason” termination events.

Thomas K. McGowan:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination (Including Change-in-Control) on 12/31/2011		For Cause or Without Good Reason Termination on 12/31/2011		Death or Disability on 12/31/2011		Non-Renewal of Employment Agreement
Bonus earned in 2011 but not yet paid	$283,100	(1)	$283,100	(1)	$283,100	(1)	$—
Accelerated Vesting of Non-Vested Equity Awards	369,274	(2)	—		369,274	(2)	—
Medical Benefits	8,617		—		—		—
Cash Severance	2,201,229	(3)	—		—		609,759
Total	$2,862,220		$283,100		$652,374		$609,759

____________________
(1)	The named executive officer would receive earned but unpaid salary and bonus.

(2)
Amount calculated as (i) the number of shares of stock that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2011 Table) multiplied by the closing stock price of our common shares of $4.51 on December 31, 2011 and (ii) the number of common share options that are unexercisable (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2011 Table) multiplied by the difference between the closing price of our common shares of $4.51 on December 31, 2011 and the common share options’ exercise price.   Certain shares underlying unvested and unexercised common share options that are unexercisable were excluded from the calculation as their exercise price was greater than our closing common share price on December 31, 2011.

(3)
Amount includes any excise tax amount that we would be required to pay the individual upon a change-in-control under Section 4999 of the Internal Revenue Code.  This amount, equal to approximately $831,000, would only be payable to the named executive officer upon a change-in-control and not for other “Without Cause” or “For Good Reason” termination events.

Daniel R. Sink:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination (Including Change-in-Control) on 12/31/2011		For Cause or Without Good Reason Termination on 12/31/2011		Death or Disability on 12/31/2011		Non-Renewal of Employment Agreement
Bonus earned in 2011 but not yet paid	$228,650	(1)	$228,650	(1)	$228,650	(1)	$—
Accelerated Vesting of Non-Vested Equity Awards	298,896	(2)	—		298,896	(2)	—
Medical Benefits	11,470		—		—		—
Cash Severance	1,388,757	(3)	—		—		503,687
Total	$1,927,773		$228,650		$527,546		$503,687

____________________
(1)	The named executive officer would receive earned but unpaid salary and bonus.

(2)
Amount calculated as (i) the number of shares of stock that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2011 Table) multiplied by the closing stock price of our common shares of $4.51 on December 31, 2011 and (ii) the number of common share options that are unexercisable (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2011 Table) multiplied by the difference between the closing price of our common shares of $4.51 on December 31, 2011 and the common share options’ exercise price.   Certain shares underlying unvested and unexercised common share options that are unexercisable were excluded from the calculation as their exercise price was greater than our closing common share price on December 31, 2011.

(3)
Amount includes any excise tax amount that we would be required to pay the individual upon a change-in-control under Section 4999 of the Internal Revenue Code.  This amount, equal to approximately $545,000, would only be payable to the named executive officer upon a change-in-control and not for other “Without Cause” or “For Good Reason” termination events.

Non-Competition Agreements

In addition to the employment agreements, each of the named executive officers has entered into non-competition agreements with us.  With respect to Messrs. Kite, McGowan and Sink, the non-competition agreements contain covenants not to compete during the executive’s employment plus an additional one-year period.  The non-competition agreements also contain a non-solicitation covenant that applies to employees and independent contractors. With respect to Messrs. Kite, McGowan and Sink, the non-solicitation covenant lasts during the executive’s employment plus an additional two-year period.

Trustee Compensation

The members of our Board of Trustees who are also our employees do not receive any additional compensation for their services on the Board. Our non-employee trustees receive $1,000 per board or committee meeting and we reimburse them for their reasonable business expenses incurred in connection with their attendance at board meetings. Non-employee trustees receive a $25,000 annual retainer (paid 50% in cash and 50% in unrestricted common shares) and non-employee trustee committee chairs are paid an additional annual retainer ranging from $5,000 to $10,000.  Our lead independent trustee also receives a $10,000 annual retainer. In addition, each of these trustees received, upon initial election to our board, 3,000 restricted common shares that vested one year from the date of grant, and receive annually each year after their initial election, restricted common shares with a value of $25,000 that vest one year from the date.

In 2006, the Board of Trustees adopted the Trustee Deferred Compensation Plan (the “Trustee Plan”), which provides a deferred compensation arrangement for non-employee trustees of the Company.  Under the Trustee Plan, each non-employee trustee may elect to defer eligible fee and retainer compensation until such time as the trustee’s service on the Board of Trustees is completed.  Compensation which is deferred vests immediately and is credited as a number of deferred share units (“share units”) to an individual account for each trustee.  A share unit represents an unfunded right to receive one of the Company’s common shares at a future date.   Share units are credited with dividend equivalents to the extent dividends are paid on the Company’s common shares.

Messrs. Golub, Smith, and Zink, Jr. elected to receive share units and, accordingly, we credited their accounts during 2011 with 16,406, 10,772, and 17,201 share units, respectively.

In order to ensure that all non-management trustees hold meaningful equity ownership positions in the Company, our Board of Trustees has established guidelines for non-management trustees regarding ownership of our common shares. According to these guidelines, each non-management trustee should own common shares in an amount equal to the lesser of 15,000 shares or a value of approximately four times the annual retainer paid to trustees and should achieve this share ownership level within five years after being appointed to the Board.

The following table provides information on the compensation of our trustees for the fiscal year ended December 31, 2011.  Mr. Kite received no separate compensation for his service as a trustee of the Company.  For information related to his compensation, please refer to “Summary Compensation Table.”

Name	Fees Paid in Cash	Common Share Awards (1)	Total
William E. Bindley	$43,012	$37,488	$80,500

Dr. Richard A. Cosier	$26,512	$37,488	$64,000

Eugene Golub	$22	$58,978	$59,000

Gerald L. Moss	$31,512	$37,488	$69,000

Michael L. Smith	$36,512	$37,488	$74,000

Darell E. Zink, Jr.	$38	$63,962	$64,000

____________________
(1)
The amounts disclosed in the “Common Share Awards” column  reflect the aggregate grant date fair value of equity awards granted pursuant to the Equity Incentive Plan.  As described above, Messrs. Golub, Smith, and Zink, Jr. elected to receive share units in lieu of all or portions of their 2011 cash fees pursuant to the Trustee Plan.

Outstanding Trustee Equity Awards at Fiscal Year-End December 31, 2011

The following table provides information on the aggregate number of stock awards outstanding as of the fiscal year ended December 31, 2011 for each of the trustees included in the Trustee Compensation Table set forth above.

Name	Restricted Common Share Awards Vested during 2011 (#)	Unvested Restricted Common Share Awards Outstanding as of December 31, 2011 (#)	Total
William E. Bindley	3,164	6,775	9,939

Dr. Richard A. Cosier	3,164	6,775	9,939

Eugene Golub (1)	—	—	—

Gerald L. Moss	3,164	6,775	9,939

Michael L. Smith (1)	—	—	—

Darell E. Zink, Jr. (1)	—	—	—

____________________
(1)
As discussed above under “Trustee Compensation,” each trustee receives an annual restricted share grant with a value of $25,000.  Messrs. Golub, Smith and Zink elected to receive their annual grant in share units.  As described above, deferred share units are not subject to vesting and therefore are not included in the table above.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common shares that may be issued under all of our existing equity compensation plans as of December 31, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column)
Equity compensation plans approved by shareholders	1,736,978	$ 9.32	430,626
Equity compensation plans not approved by shareholders	—	N/A	—
Total	1,736,978	$ 9.32	430,626

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

           We are presenting this proposal, commonly known as a “say-on-pay” proposal, to provide shareholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as described in this proxy statement.

           We believe our executive compensation policies and procedures are centered on pay-for-performance principles and are closely aligned with the long-term interests of our shareholders. As described under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain outstanding executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive. We seek to align the interests of our executives and shareholders by tying compensation to the achievement of key operating objectives that we believe enhance shareholder value over the long term and by encouraging executive share ownership so that a portion of each executive’s compensation is tied directly to shareholder value.

           For these reasons, we are asking our shareholders to vote “FOR” the following resolution:

“RESOLVED, that the shareholders hereby approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this proxy statement.”

           While the vote on this resolution is advisory in nature and therefore will not bind us to take any particular action, our Board of Trustees intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding the compensation of our named executive officers.

Vote Required and Recommendation

           The affirmative vote of a majority of the votes cast at the annual meeting with respect to the matter is required to endorse (on a non-binding advisory basis) the compensation of the Company’s named executive officers. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION DESCRIBED ABOVE.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of Messrs. Smith, Cosier, Moss, and Zink. The members of the Audit Committee are appointed by and serve at the discretion of the Board of Trustees.

One of the principal purposes of the Audit Committee is to assist the Board of Trustees in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011 with our management.

The Audit Committee also is responsible for assisting the Board of Trustees in the oversight of the qualification, independence and performance of the Company’s independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by Statement on Auditing Standards No. 114.

The Audit Committee has received both the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and had discussed with Ernst & Young LLP its independence. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP from management and the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees that the Company’s audited financial statements for 2011 be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Trustees

MICHAEL L. SMITH (Chairman)
DR. RICHARD A. COSIER
GERALD L. MOSS
DARELL E. ZINK, JR.

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

--

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common shares and units of limited partnership interest of Kite Realty Group, L.P., which we refer to as the operating partnership, as of March 19, 2012 by (a) each of our trustees, (b) each of our named executive officers, (c) all of our trustees and executive officers as a group, and (d) each person known to us to be the beneficial owner of more than five percent of our common shares. Operating partnership units are redeemable for an equal number of our common shares or cash, at our election, beginning one year after the date of issuance. Unless otherwise indicated, all shares and operating partnership units are owned directly and the indicated person has sole voting and dispositive power with respect to such shares or operating partnership units. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

Unless otherwise indicated, the address of each person listed below is c/o Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204.

Name and Principal Position	Number of Shares and Units Beneficially Owned	% of All Shares (1)	% of All Shares and Units (2)
John A. Kite (3)	3,292,555	4.93%	4.56%
Thomas K. McGowan (4)	1,229,881	1.90%	1.71%
Daniel R. Sink (5)	399,966	*	*
William E. Bindley	185,637	*	*
Eugene Golub (6)	114,364	*	*
Darell E. Zink, Jr.	64,204	*	*
Gerald L. Moss	61,337	*	*
Michael L. Smith.	48,426	*	*
Dr. Richard A. Cosier	31,976	*	*
All trustees and executive officers as a group (9 persons)	5,428,346	7.96%	7.14%
More than Five Percent Beneficial Owners
FMR LLC (7)	8,263,397	12.94%	11.52%
Columbia Wanger Asset Management, LLC (8)	6,625,000	10.37%	9.24%
The Vanguard Group, Inc. (9)	6,407,126	10.03%	8.93%
T. Rowe Price Associates, Inc. (10)	5,748,900	9.00%	8.02%
Blackrock, Inc. (11)	5,582,743	8.74%	7.79%
Vanguard Specialized Funds (12)	3,347,709	5.24%	4.67%
Alvin E. Kite, Jr. (13)	3,440,546	5.39%	4.80%

*	Less than 1%

(1)
The total number of shares deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 63,867,703 common shares outstanding as of March 19, 2012, (b) the number of common shares that are issuable to such person(s) upon exercise of options that are exercisable within 60 days of March 19, 2012, and (c) the number of common shares issuable to such person(s) upon redemption of limited partnership units owned by such person(s).  All limited partnership units held by the named persons are currently redeemable for common shares or cash at the Company’s option.

(2)
The total number of shares and units deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 63,867,703 common shares outstanding as of March 19, 2012, (b) 7,839,498 limited partnership units outstanding as of March 19, 2012 (other than such units held by us), and (c) the number of common shares that are issuable to such person(s) upon exercise of options that are exercisable within 60 days of March 19, 2012.

(3)
Includes 413,045 common shares (176,104 of which are restricted subject to time vesting) and 1,714,940 limited partnership units owned directly by Mr. John A. Kite, 10,000 common shares owned by Mr. Kite’s spouse, 489,720 common shares which John A. Kite has the right to acquire upon exercise of common share options, 128,955 limited partnership units held by a grantor retained annuity trust, and 540,000 limited partnership units held jointly with Alvin E. Kite, Jr. through a limited liability company. Of the shares and units included as beneficially owned by Mr. John A. Kite, 1,628,000 are pledged to secure indebtedness owed by Mr. John A. Kite or his affiliates.

(4)
Includes 200,509 common shares (80,351 of which are restricted subject to time vesting) and 593,649 limited partnership units owned directly by Thomas K. McGowan, 323,442 common shares which Thomas K. McGowan has the right to acquire upon exercise of common share options, 93,905 limited partnership units held by a grantor retained annuity trust, and 20,000 limited partnership units held by an irrevocable trust.

(5)
Includes 123,182 common shares (85,288 of which are restricted subject to time vesting) and 61,538 limited partnership units owned directly and 216,354 common shares which Daniel R. Sink has the right to acquire upon exercise of common share options.

(6)	Includes 51,400 common shares owned through a trust.

(7)
Based on information provided by FMR, LLC in a Schedule 13G/A filed with the SEC on February 14, 2012.  FMR, LLC has sole voting power with respect to 764,332 shares, shared voting power with respect to none of these shares, and sole dispositive power with respect to the entire number of these shares. The address of FMR, LLC, as reported by it in the Schedule 13G/A, is 82 Devonshire Street, Boston, MA  02109.

(8)
Based on information provided in Schedule 13G/A filed on February 13, 2012, Columbia Wanger Asset Management, LLC has sole voting power with respect to 6,115,000 shares, shared voting power with respect to none of these shares, and sole dispositive power with respect to the entire number of these shares. The address of Columbia Wanger Asset Management, LLC, as reported by it in the Schedule 13G/A, is 227 West Monroe Street, Suite 3000, Chicago, Illinois  60606.

(9)
Based on information provided by The Vanguard Group, Inc. in a Schedule 13G/A filed with the SEC on February 9, 2012.  The Vanguard Group, Inc. has sole voting power with respect to 78,663 shares, shared voting power with respect to none of these shares, sole dispositive power with respect to 6,328,463 of these shares and shared dispositive power with respect to 78,663 of these shares. The address of The Vanguard Group, Inc., as reported by it in the Schedule 13G/A, is 100 Vanguard Blvd., Malvern, PA 19355.

(10)
Based on information provided in a Schedule 13G/A filed on February 9, 2012, jointly by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc., T. Rowe Price Associates, Inc. has sole voting power with respect to 707,900 shares, shared voting power with respect to none of these shares and sole dispositive power with respect to the entire number of these shares, and T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to 5,000,000 shares and shared voting power, sole dispositive power and shared dispositive power with respect to none of these shares.  T. Rowe Price Associates, Inc. serves as the investment advisor of various registered investment companies and investment advisory clients. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. reported that it is deemed to be a beneficial owner of these securities; however, T. Rowe Price Associates, Inc. expressly disclaimed that it is, in fact, the beneficial owner of such securities. The address of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc., as reported by it in the Schedule 13G/A, is 100 E. Pratt Street, Baltimore, MD 21202.

(11)
Based on information provided in Schedule 13G/A filed on February 10, 2012, Blackrock, Inc. has sole voting power and sole dispositive power with respect to the entire number of these shares. The address of Blackrock, Inc., as reported by it in the Schedule 13G/A, is 40 East 52nd Street, New York, NY  10022.

(12)
Based on information provided by Vanguard Specialized Funds – Vanguard REIT Index Fund in a Schedule 13G/A filed with the SEC on January 27, 2012.  Vanguard Specialized Funds – Vanguard REIT Index Fund has sole voting power with respect to all of these shares and shared voting power, sole dispositive power and shared dispositive power with respect to none of these shares. The address of The Vanguard Group, Inc., as reported by it in the Schedule 13G/A, is 100 Vanguard Blvd., Malvern, PA 19355.

(13)	Based on information provided to the Company by Mr. Kite.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy

The Company has adopted a written related person transaction approval policy to further the goal of ensuring that any related person transaction is properly reviewed, and if necessary approved, first by the Corporate Governance and Nominating Committee, and if appropriate, a majority of the disinterested trustees of the Board of Trustees.  The policy applies to transactions or arrangements between the Company and any related person, including trustees, trustee nominees, executive officers, greater than 5% shareholders and the immediate family members of each of these groups.  They do not, however, apply with respect to general conflicts between the interests of the Company and our employees, officers and trustees, including issues relating to engaging in a competing business and performing outside or additional work, which are reported and handled in accordance with the Company’s Code of Business Conduct and Ethics and other procedures and guidelines implemented by the Company from time to time.

Under the policy, the trustees and executive officers of the Company are responsible for identifying and reporting to the chief financial officer any proposed transaction with a related person.  Upon notification, the chief financial officer begins collecting information regarding the transaction and notifies the Corporate Governance and Nominating Committee Chairperson of such transaction.  The Chairperson of the Corporate Governance and Nominating Committee determines whether the proposed transaction is required to be, or otherwise should be, reviewed by the Corporate Governance and Nominating Committee.

If the proposed transaction is required to be approved by a majority of the disinterested members of the Board of Trustees in accordance with the Company’s declaration of trust or Corporate Governance Guidelines, the Corporate Governance and Nominating Committee makes a recommendation regarding the proposed transaction and the disinterested trustees determine whether it is appropriate and advisable for the Company to engage in the proposed transaction.  If the transaction involves a trustee, that trustee does not participate in the action regarding whether to approve or ratify the transaction.  If the proposed transaction is not required to be approved by a majority of the disinterested members of the Board of Trustees, the Corporate Governance and Nominating Committee has the final authority to approve or disapprove the proposed transaction.

The following information summarizes our transactions with related parties. Other than as discussed below, there were no other transactions during 2011 that were subject to our related person transaction policy.

Contracts with KMI Management, LLC

We have entered into an agreement to reimburse KMI Management, LLC, in which John A. Kite and Thomas K. McGowan own direct or indirect interests, for company use of an airplane owned by KMI Management.  This agreement allows for the use by us of the airplane solely for business related travel for an established reimbursement amount per hour plus applicable taxes.  During 2011, expense reimbursement to KMI Management was approximately $229,000 for the use of the airplane.  Neither Mr. Kite nor Mr. McGowan has any direct interest in the expense reimbursement made to KMI Management, LLC, other than with respect to their ownership interests in that entity.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and trustees, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, trustees and greater than 10% shareholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.

Based on our review of the copies of such forms, and/or on written representations from the reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, trustees and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2011.

Other Matters to Come Before the 2012 Annual Meeting

No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by our Board of Trustees, or, if no such recommendation is given, in their own discretion.

Shareholders Proposals and Nominations for the 2013 Annual Meeting

Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in our proxy materials for the next annual meeting of shareholders must be received at our principal executive offices no later than December 10, 2012.

In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or propose any other business to be considered by the shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 13 of our bylaws, which are on file with the SEC and may be obtained from Investor Relations upon request. These notice provisions require that nominations of persons for election to the Board of Trustees and the proposal of business to be considered by the shareholders for the 2013 annual meeting must be received no earlier than December 10, 2012 and no later than January 9, 2013.

Pursuant to SEC rules, if a shareholder notifies the Company after February 23, 2013 of an intent to present a proposal at the 2013 annual meeting of shareholders and the proposal is voted upon at the 2013 annual meeting, the Company’s proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the 2013 annual meeting.

Householding of Proxy Materials

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, Attention: Investor Relations (telephone number: 317-577-5600). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Investor Relations in the same manner.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2012

This proxy statement, our annual report to shareholders and our annual report on Form 10-K for the year ended December 31, 2011 are available on our website at www.kiterealty.com under the investor relations section of the website. In addition, our shareholders may access this information, as well as transmit their voting instructions, at www.proxyvote.com by having their proxy card and related instructions in hand.

Additional copies of this proxy statement, our annual report to shareholders or our annual report on Form 10-K for the year ended December 31, 2011 will be furnished without charge upon written request to the Corporate Secretary at the mailing address for our executive offices set forth on the first page of this proxy statement. If requested by eligible shareholders, we will provide copies of exhibits to our Annual Report on Form 10-K for the year ended December 31, 2011 for a reasonable fee.

* * * *

By Order of the Board of Trustees,

THOMAS R. OLINGER
Secretary

Indianapolis, Indiana
April 9, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M44446-P21763

KITE REALTY GROUP TRUST
Proxy Solicited By The Board Of Trustees
For The Annual Meeting of Shareholders
To Be Held May 9, 2012

The undersigned shareholder of Kite Realty Group Trust hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 9, 2012, and hereby appoints John A. Kite and Daniel R. Sink, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the common shares of Kite Realty Group Trust that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Kite Realty Group Trust to be held at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204 on Wednesday, May 9, 2012 at 9:00 a.m. (local time), and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the following instructions.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THIS PROXY, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2 AND 3 AND WITH RESPECT TO ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY SHALL BE VOTED IN THE DISCRETION OF THE PROXIES NAMED ABOVE.

Continued and to be signed on reverse side